Exhibit 10.33

Mr. Eric Hanlon
4208 Bamford
Austin, Texas 78731

January 24, 2006

Re: Ignis Petroleum Group, Inc. - Consultant Agreement

Dear Eric:

It is with great pleasure that I extend to you the position of Consulting Advisor. In your role you will be responsible for working towards the fulfillment of the Company’s goals, while providing ongoing recommendations to the executive team on matters both strategic and tactical in nature. The agreement is for three months.

POSITION SUMMARY - You will be responsible for providing key input on matters of strategy and business development primarily related to the evaluation, planning and funding of specific acquisitions under consideration by the Company. The position overview is provided in Exhibit A and specific milestones in Exhibit B. You will be instrumental in Ignis’ evaluation, planning, and deal structuring, and assist in negotiations and fund raising. This is a part-time position that will typically require approximately 60%-70% of work time in total commitment. At critical times, such as fund raising and deal negotiation, the time commitment may be more concentrated.

COMPENSATION - You will be provided a combination of cash and restricted common stock as detailed in Exhibit C. You may also be granted a discretionary bonus of 15,000 shares of common stock of Ignis Petroleum Group, Inc. based on performance. A form 1099 will be provided at the end of each year for the payment of your services. The start date will be January 31, 2006 and the final date April 30, 2006. You will submit an invoice and expense reimbursement monthly.

Philipp and I are excited about your participation and we are confident of the contributions you will make to achieve the goals of Ignis Petroleum Group, Inc.

AGREEMENT - Please indicate your acceptance by signing below and fax to 214-459-3101.

/s/ MICHAEL P. PIAZZA	/s/ ERIC HANLON
By: Michael P. Piazza	By: Eric Hanlon
Its: President and CEO	Its: Consulting Advisor
Date: January 24, 2006	Date: January 24, 2006

EXHIBIT A
CONSULTING ADVISOR OVERVIEW

POSITION SUMMARY

The holder of this position will be responsible for providing input on matters of strategic, business development and financial/economic importance, and will be a thought partner to the executive team. The Consulting Advisor will be highly skilled in the business, financial and other matters related to evaluation and implementation of mergers and acquisitions and will be the primary responsible for such matters. The position will report to the CEO and COO

EXPECTED INVOLVEMENT

•	Be a key member of management team and company’s primary responsible for evaluating, planning and coordinating certain acquisitions under consideration by the Company.

•	Provide counsel to executive management with regard to activities as defined below while leveraging industry contacts and consultants

•	Participate part-time as member of executive team on other Company-related activities

AREAS OF RESPONSIBILITY

•	Acquisition evaluation and strategy
•	Development planning and economics
•	Deal structuring and negotiation assistance
•	Document preparation and potential presentations related to funding
•	Other business advisory, as required
•	Coordinating the execution of the acquisition

REQUIREMENTS

•	BS or MS degree in science or engineering, MBA degree

•	Business management experience in the energy sector progressive leadership positions

•	Highly-respected in energy sector with strong industry affiliations

CONFIDENTIALITY

No disclosure of trade secrets; proprietary or confidential information of the Company or affiliate obtained during the course of this agreement except as required to carry out the terms of this agreement.

EXHIBIT B
3-MONTH MILESTONES

During the next three months we expect that you will help Ignis Petroleum to achieve the following critical milestones:

•	Assemble all facts related to the proposed acquisition (due diligence)

•	Detailed description of the proposed acquisition, development activities and timing

•	Economic evaluation of the venture, and sensitivity analysis related to venture performance and risks

•	Written business / development plan detailing deal structure, resource requirements, and schedule related to funding

•	Participation in select “road show” events as appropriate, to secure deal funding

•	Develop good working relationships with the executive team and Board of Advisors

•	Exhibit entrepreneurial ability with regard to execution with limited resources/personnel

EXHIBIT C
CONSULTING ADVISOR COMPENSATION

CASH COMPENSATION:

•	$10,000 per month, paid upon receipt of invoice

RESTRICTED STOCK: Total award of up to 90,000 common shares granted as follows:

Purpose	Timing	Granted shares
Advisory services	April 30, 2006	75,000
Discretionary bonus	April 30, 2006	15,000
Total		90,000

SERVICE PRORATION: Either party can terminate the relationship without need for cause before the end of three months. Upon such termination, the Consulting Advisor will keep whatever stock has been earned to that time.

REIMBURSABLE EXPENSES: Reimbursed for reasonable and customary expenses incurred on behalf of and in furtherance of the business of the Company and upon approval of such expenses, Ignis shall promptly (within 30 days) provide reimbursement for such expenses.